EXHIBIT II

                  SENECA FOODS CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE

                      (In thousands except share data)




                                      Three Months Ended    Six Months Ended
                                      __________________    ________________
                                      1/29/94    1/30/93   1/29/94   1/30/93
                                      _______    _______   _______   _______

Net Earnings Applicable to Common Stock:

  Net Earnings                      $    1,203 $       4 $   5,615 $     307
  Deduct Preferred Cash Dividends            6         6        12        12
                                    __________ _________ _________ _________
    Net Earnings Applicable to
      Common Stock                  $    1,197 $      (2) $   5,603 $    295
                                    ========== =========  ========= ========
Weighted Average Common
  Shares Outstanding                 2,918,199 3,093,666 2,968,466 3,093,666
Effect of Common Stock Equivalent            -         -         -         -
                                     _________ _________ _________ _________
Weighted Average Common Shares Out-
  standing for Primary               2,918,199 3,093,066 2,968,466 3,093,666
                                     ========= ========= ========= =========
Primary and Fully Diluted
  Earnings Per Share                 $     .41 $     .00 $    1.89 $     .10
                                     ========= ========= ========= =========